EXHIBIT 10.1

Executive Employment Agreement Term Sheet

This term sheet (“Term Sheet”) dated September 1, 2023 sets forth the principal terms and conditions governing the employment relationship between Martin Scott (the “Executive”) and One Up Innovations, Inc., a Georgia corporation (the “Company”).

Position

The Executive shall serve as chief financial officer of the Company, faithfully and to the best of his ability, and shall devote reasonable time and attention to the business and affairs of the Company.  subject to reasonable absences for vacation and illness in accordance with Company policies.  The Company acknowledges that the Executive provides consulting services during normal business hours to third party entities. During the Term (as defined below) the Executive shall also serve as Chief Financial Officer of Luvu Brands, Inc., the parent company of the Company (the “Parent”).  The Executive shall abide by all corporate governance and employment policies of the Parent and the Company which may be adopted or modified from time to time including, but not limited to, the Company’s insider trading and code of ethics policies.

Effective Date	September 1, 2023 (“Effective Date”).
Employment Term

Initial term of 12 months (the “Term”), unless otherwise terminated as provided herein.  This Term Sheet may be terminated by either party with or without cause on 30 day prior written notice.  For clarity, upon termination, with or without cause, there shall be no severance payable if either party provides the required notice to terminate.

Principal Place of Employment

Executive shall work remotely, subject to reasonably necessary business travel. Executive shall travel to the Company’s executive offices as reasonable required for the scope of his engagement.  The Company shall be responsible for the Employee’s reasonable costs and expenses for travel to the Company’s executive offices.

Base Salary	$126,000 per year, payable in accordance with the Company’s standard payroll practices.
Bonus

Bonus may be determined by the Board of Directors of the Parent from time to time.  In addition, the Executive shall receive an option to purchase up to 200,000 shares of the Parent’s common stock, subject to the terms and conditions of the Option Agreement granted to the Executive on the Effective Date.

Benefits and Perquisites

The Executive will be eligible for the same benefits, as may be available from time to time, as similarly situated executive officers of the Company, including health insurance commencing 60 days from the Effective Date.  In addition, the Executive shall be entitled to reimbursement of all pre approved expenses.

Indemnification

To the maximum extent permitted by applicable law, the Executive will be entitled to indemnification and to receive payment of expenses in advance by the Company in connection with all proceedings and losses arising from the performance of his duties or otherwise acting in his capacity as an employee, officer and/or director of the Company and the Parent, except in the circumstances under which the Executive’s proceedings and losses are the result of his being named as a defendant to litigation by the Company or the Parent.

Governing Law

The Executive’s employment with the Company and all written agreements entered into between the Executive and the Company will be governed by and construed in accordance with the laws of the State of Georgia, without regard to any conflict of law principles.

Prevailing Party

If any party institutes any legal suit, action, or proceeding against the other party arising out of or relating to this Term Sheet, including, but not limited to, contract, equity, tort, fraud, and statutory claims, the prevailing party in the suit, action or proceeding is entitled to receive, and the non-prevailing party shall pay, in addition to all other remedies to which the prevailing party may be entitled, the costs and expenses incurred by the prevailing party in conducting or defending the suit, action, or proceeding, including reasonable attorneys' fees and expenses.

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Severability

In the event that any portion or clause of this Term Sheet is held unenforceable, it is agreed that such holding shall not affect any other part of this Term Sheet, and the remaining covenants and restrictions, or portions thereof, shall remain in full force and effect. If any portion, section, subsection, or clause is determined to be invalid for any reason but would be valid if revised, a court of competent jurisdiction shall revise or fix the provision to the minimum extent necessary to make it enforceable.

Headings	The captions and headings in this Term Sheet are solely for the convenience of reference and will not limit or otherwise alter the meaning of any of the terms or provisions of this Term Sheet.
No Waiver	The failure of the Company to enforce any right arising under this Term Sheet or any similar agreement on one or more occasions shall not operate as a waiver of that right.

The foregoing represents a legally binding agreement between the parties hereto regarding the principal terms of the Executive’s employment.  This Term Sheet may be executed in separate counterparts and electronic or .pdf format, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

EXECUTIVE	ONE UP INNOVATIONS, INC.

/S/ Martin Scott	/S/ Louis Friedman
Name: Martin Scott	Louis Friedman Chief Executive Officer

Address:	Address: 2745 Bankers Industrial Drive Atlanta, GA 30360

ACKNOWLEDGED:

LUVU BRANDS, INC.

/S/ Louis Friedman

Louis Friedman

Chief Executive Officer

Address:	2745 Bankers Industrial Drive
Atlanta, GA 30360

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